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                                                                       EXHIBIT 5







April 15, 1998


Board of Directors
D&N Financial Corporation
D&N Capital Corporation
400 Quincy Street
Hancock, Michigan  49930

Members of the Board:

        We have acted as counsel to D&N Financial Corporation (the "Company") and D&N Capital Corporation ("Capital") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 160,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), and 20,000 shares of Capital's Preferred Stock, par value $25 per share ("Capital Preferred Stock"), to be offered pursuant to the D&N Bank 401(k) Plan & Trust (the "Plan"), and related interests in the Plan.

        In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Company's and Capital's Certificates of Incorporation, Bylaws, resolutions of Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of rendering this opinion.

        Based upon the foregoing, it is our opinion that the shares of Common Stock and Capital Preferred Stock to be offered by the Company and Capital will be, when and if issued, sold and paid for as contemplated by the Plan, legally issued, fully paid and non-assessable shares of Common Stock of the Company and Preferred Stock of Capital, respectively.

        We hereby consent to the inclusion of our opinion as Exhibit 5 of this Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             /s/ Silver, Freedman & Taff, L.L.P.

                                             SILVER, FREEDMAN & TAFF, L.L.P.